Calculation of Filing Fee Tables
S-8
MOLINA HEALTHCARE, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value per share	457(a)	2,811,729	$ 308.67	$ 867,896,390.43	0.0001531	$ 132,874.94
Total Offering Amounts:						$ 867,896,390.43		$ 132,874.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 132,874.94
Offering Note
[1]	In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Molina Healthcare, Inc. 2025 Equity Incentive Plan (the "2025 Plan") to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Amount Registered consists of (i) 1,795,000 shares of common stock, par value of $0.001 per share ("Common Stock"), of Molina Healthcare, Inc. available for issuance under the 2025 Plan and (ii) 1,016,729 shares of Common Stock that may become issuable in the future under the 2025 Plan. The Proposed Maximum Offering Price Per Unit is estimated solely for purposes of computing the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and is based upon the average of the high and low prices of the shares of Common Stock, as reported on The New York Stock Exchange on April 25, 2025, which date is within five business days prior to the filing of this Registration Statement.